EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
UICI

     We consent to the incorporation by reference in the following registration statements of our reports dated March 14, 2005, with respect to the consolidated balance sheets of UICI and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 Annual Report on Form 10-K of UICI:

     Registration Statement on Form S-8, No. 333-43736, pertaining to the UICI Employee Stock Ownership and Savings Plan and related Prospectus

     Registration Statement on Form S-8, No. 333-19891, pertaining to the UICI 1987 Employee Stock Option Plan and related Prospectus

     Registration Statement on Form S-8, No. 333-44632, pertaining to the UICI Agents’ Total Ownership Plan II and UICI Agency Matching Total Ownership Plan II, UICI Agents’ Contribution to Equity Plan and Matching Agency Contribution Plan, and UICI Agents’ Contribution to Account Plan II and UICI Matching Company Contribution Plan II and related Prospectus, of UICI and subsidiaries

KPMG LLP

Dallas, Texas

March 15, 2005